Filed pursuant to Rule 424(b)(3) and 424(c)
                                             Registration Number 333-106608

                              PROSPECTUS SUPPLEMENT
                     (To the Prospectus dated July 14, 2003)

                                SPATIALIGHT, INC.

                             3,745,408 Common Shares

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         This document  supplements the Prospectus dated July 14, 2003, relating to the resale of 3,745,408 common shares, par value $.01 per share ("Common Shares"), of SpatiaLight, Inc. (the "Company"), by certain shareholders listed in the Prospectus under the heading "Selling Shareholders."

         This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated July 14, 2003.

         This Prospectus Supplement is filed to reflect that the Company has become aware that the current interpretations of the NASDAQ rules by the NASDAQ staff require shareholder approval of the sale by the Company in May to Robert
A. Olins,  Acting  Chief  Executive  Officer and a director of the  Company,  of
1,357,441 Common Shares and 339,360 warrants to acquire Common Shares (the "Securities") as part of a private sale by the Company of an aggregate of 2,796,328 Common Shares and 699,080 warrants to acquire Common Shares, and that Mr. Olins has entered into an agreement with the Company pursuant to which Mr. Olins has agreed that he will not pledge, dispose of, or vote, the Securities until such time as the Company shall have obtained shareholder ratification of the sale of the Securities at the Company's next annual meeting.


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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this Prospectus Supplement is September 15, 2003.